UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 30, 2015

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

NEVADA	000-50028	46-0484987
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Las Vegas Boulevard South - Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)
(702) 770-7555
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2015, Wynn Resorts (Macau) S.A. (“WRM”), an indirect subsidiary of Wynn Resorts, Limited (the “Registrant”) amended its credit facilities, dated September 14, 2004 (and as further amended from time to time), by entering into the Amended Common Terms Agreement with Bank of China Limited, Macau Branch, Industrial and Commercial Bank of China (Macau) Limited and Bank of America, N.A. as main global coordinating lead arrangers and Bank of China Limited, Macau Branch as facilities agent, intercreditor agent and security agent, and a syndicate of lenders. The Amended Common Terms Agreement, among other things, increased WRM’s borrowing capacity and extended the maturity dates.

The borrowing availability under WRM’s senior secured credit facilities was increased to US$3.05 billion equivalent, representing an increase of US$550 million equivalent. Specifically, WRM’s senior secured credit facilities consist of an approximately US$2.3 billion equivalent senior secured term loan facility (“Term Loan”) and an approximately US$750 million equivalent senior secured revolving credit facility (“Revolving Facility”). WRM has the ability to upsize the total senior secured facilities by an additional US$1 billion equivalent under the Amended Common Terms Agreement and related agreements upon the satisfaction of various conditions.

The final maturity dates of WRM’s senior secured credit facilities have also been extended. Specifically, the Term Loan is repayable in graduating installments of between 2.5% to 7.33% of the principal amount on a quarterly basis commencing from December 2018, with a final installment of 50% of the principal amount repayable in September 2021 (extended from July 2018). The final maturity of any outstanding borrowings from the Revolving Facility is September 2020 (extended from July 2017), by which time any outstanding borrowings from the Revolving Facility must be repaid.

The Term Loan and borrowings from the Revolving Facility, which consists of both United States dollar and Hong Kong dollar tranches, will bear interest of LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio.

Borrowings under the Amended Common Terms Agreement will be used to refinance WRM’s existing indebtedness, to fund the construction and development of Wynn Palace (an integrated resort containing a 1,700-room hotel, a performance lake, meeting space, a casino, a spa, retail offerings, and food and beverage outlets in the Cotai area of Macau), and for general corporate purposes. Furthermore, borrowings under the Amended Common Terms Agreement will continue to be secured by substantially all of the assets of, and equity interests in, WRM and Palo Real Estate Company Limited (“Palo”), a subsidiary of WRM, and be guaranteed by Palo and by certain subsidiaries of the Registrant that own equity interests in WRM.

Consistent with the WRM senior secured credit facilities being replaced, it is an event of default under the Amended Common Terms Agreement and related agreements if the Registrant ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies, including the acceleration of the indebtedness repayable by WRM under the senior secured credit facilities. The Registrant beneficially owns approximately 72% of the issued share capital of WRM.

The Amended Common Terms Agreement contains representations, warranties, covenants and events of default customary for casino development financings in Macau. Customary fees and expenses were paid by WRM in connection with the Amended Common Terms Agreement and related agreements.

The lenders and agents under the Amended Common Terms Agreement and certain of their affiliates have performed investment banking, commercial lending and advisory services for WRM, the Registrant, their subsidiaries and their respective affiliates, from time to time, for which they have received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for, WRM, the Registrant, their subsidiaries and their respective affiliates in the ordinary course of their business.

The foregoing description of the Amended Common Terms Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: September 30, 2015	By:	/s/ Stephen Cootey
Stephen Cootey
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)